  As filed with the Securities and Exchange Commission on September 30, 1997

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          -----------------------------

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                          -----------------------------

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

             EASTERN VIRGINIA SMALL BUSINESS INVESTMENT CORPORATION
                                     (Name)
                       300 EAST MAIN STREET, SUITE 1380
                             NORFOLK, VIRGINIA 23510
                     (Address of principal business office)
                     (No. and Street, City, State, zip code)
                                  (757)626-1111

             J. ALAN LINDAUER, PRESIDENT AND CHIEF EXECUTIVE OFFICER EASTERN VIRGINIA SMALL BUSINESS INVESTMENT CORPORATION
                       300 EAST MAIN STREET, SUITE 1380
                             NORFOLK, VIRGINIA 23510
               (Name and address of agent for service of process)

                                 With a copy to:
                          FREDERICK T. STANT, III, ESQ.
                               CLARK & STANT, P.C.
                             900 ONE COLUMBUS CENTER
                         VIRGINIA BEACH, VIRGINIA 23462

                           ---------------------------

                             Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company act of 1940 concurrently with the filing of Form N-8A.

                                 YES [X] NO [ ]

                           ---------------------------

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Norfolk and the Commonwealth of Virginia as of the 30th day of September, 1997.

                               Signature:   EASTERN VIRGINIA SMALL BUSINESS
                                             INVESTMENT CORPORATION


                                            By   /s/ J. ALAN LINDAUER
                                              ----------------------------------
                                                 J. Alan Lindauer, President

Attest: /s/ ERIC L. FOX
        --------------------------
        Eric L. Fox, Secretary